Exhibit 99.1

Montrose Environmental Group Reports Another Record Quarter, First Half 2025 Results, and Increases Guidance

Second Quarter 2025 Highlights (comparisons to second quarter 2024)

•
35.3% revenue growth to $234.5 million, a $61.2 million increase
•
Net income and net income per diluted share attributable to common stockholders (EPS) improved to $18.4 million, or $0.42 EPS, compared to a net loss of $10.2 million, or $0.39 net loss per diluted share attributable to common stockholders (LPS)
•
Adjusted Net Income1 and Diluted Adjusted Net Income per share1 (Adj EPS) increased to $27.4 million, or $0.63 Adj EPS1, compared to $10.8 million, or $0.20 Adj EPS1
•
69.8% Consolidated Adjusted EBITDA1 growth to $39.6 million, a $16.3 million increase
•
340 basis points (bps) increase in Consolidated Adjusted EBITDA1 as a percentage of revenue to 16.9%

First Half 2025 Highlights (comparisons to first half 2024)

•
25.5% revenue growth to $412.4 million, an $83.7 million increase
•
Improvement in net loss to $1.0 million, or $0.15 LPS, compared to $23.5 million, or $0.91 LPS
•
Adjusted Net Income1 and Adj EPS1 increased to $32.7 million, or $0.73 Adj EPS1, compared to $19.3 million, or $0.37 Adj EPS1
•
45.7% Consolidated Adjusted EBITDA1 growth to $58.6 million, an $18.4 million increase
•
200 bps increase in Consolidated Adjusted EBITDA1 as a percentage of revenue to 14.2%
•
$48.5 million improvement in operating cash flow to $27.4 million, and 2.5x leverage as of June 30, 2025

Increased Full-Year 2025 Guidance

•
Increased expected Consolidated Adjusted EBITDA1 to a range of $111.0 million to $117.0 million, representing 19% growth at the midpoint compared to full-year 2024
•
Increased expected revenue to a range of $795.0 million to $835.0 million, representing 17% growth at the midpoint compared to full-year 2024

Strategic Capital Allocation Highlights

•
As announced on July 7, 2025, redeemed remaining $62.2 million of Series A-2 Preferred Stock, simplifying capital structure and eliminating future Series A-2 dividends—six months earlier than expected—due to strong year-to-date results

Little Rock, Arkansas (August 6, 2025) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) is on a mission to help protect the air we breathe, the water we drink, and the soil that feeds us, and aims to enhance environmental stewardship and economic development. Today, the Company announced results for the second quarter and first half periods ended June 30, 2025.

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Diluted Adjusted Net Income (Loss) per share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “Our business continues to perform exceptionally well and client engagement remains at all-time highs. Momentum is strong across all three segments and all lines of business. We are excited to build on our solid first-quarter results with another record period of outstanding performance. This year, we are exceeding our goals for organic revenue and earnings growth, margin expansion, and cash flow, and we have achieved our balance sheet simplification and leverage objectives six months ahead of schedule.”

Mr. Manthripragada continued, “I would like to express my sincere gratitude to our ~3,500 colleagues worldwide who continue to deliver remarkable outcomes for our clients and our communities."

Full Year 2025 Outlook

The Company announced an increase in the expected full-year 2025 Consolidated Adjusted EBITDA1 by $8 million at the midpoint, to a range of $111.0 million to $117.0 million, and the expected full-year 2025 revenue by $45 million at the midpoint, to a range of $795.0 million to $835.0 million. The Consolidated Adjusted EBITDA1 and revenue outlook does not include any benefit from future acquisitions.

Second Quarter 2025 Results

Revenue in the second quarter of 2025 was $234.5 million compared to $173.3 million in the prior year quarter, an increase of $61.2 million, or 35.3%. This increase was primarily due to incremental revenue from environmental emergency responses of $35.6 million; strong organic revenue growth in all segments totaling $17.1 million; and $9.1 million in contributions from acquisitions. Revenue from environmental emergency responses was $48.5 million in the second quarter of 2025, compared to $12.9 million in the prior year quarter.

In the second quarter of 2025, increased income from operations resulted from strong revenue growth, including organic growth, contributions from acquisitions, and improved margins in all three segments. Net income in the second quarter of 2025 was $18.4 million, or $0.42 EPS, compared to a net loss of $10.2 million, or $0.39 LPS, in the prior year quarter. This $28.5 million year-over-year improvement in net income primarily resulted from revenue growth, including organic growth, margin expansion, and a $10.0 million fair value gain related to the Series A-2 redemption. The $0.81 comparative period increase in EPS was due to strong revenue growth, margin expansion, and the Series A-2 redemption, partially offset by an increase in weighted average diluted common shares outstanding.

In the second quarter of 2025, Adjusted Net Income1 and Adj EPS1 were $27.4 million and $0.63, respectively, compared to the prior year quarter Adjusted Net Income1 and Adj EPS1 of $10.8 million and $0.20, respectively. Both Adjusted Net Income1 and Adj EPS1 increased primarily due to strong revenue growth, margin expansion, and the Series A-2 redemption, with Adj EPS1 in the current period also benefiting from lower dividends on the then outstanding Series A-2.

Second-quarter 2025 Consolidated Adjusted EBITDA1 was $39.6 million, compared to $23.3 million in the prior year quarter. The $16.3 million increase in Consolidated Adjusted EBITDA1 was primarily due to higher revenue, including higher organic growth, and margin expansion in all three segments. Consolidated Adjusted EBITDA1 as a percentage of revenue increased 340 bps to 16.9% primarily due to significant operating performance improvement across all three segments.

First Six Months 2025 Results

Revenue in the first six months of 2025 was $412.4 million, compared to $328.7 million in the prior year period, an increase of $83.7 million, or 25.5%. This increase was primarily due to incremental revenue from environmental emergency responses of $33.8 million; strong organic revenue growth in all three segments totaling $28.4 million; and $22.5 million in contributions from acquisitions. Revenue from environmental responses was $62.4 million in the first six months of 2025, compared to $28.6 million in the prior year period.

In the first six months of 2025, higher income from operations resulted from strong revenue growth, including organic growth, contributions from acquisitions, operating leverage. Net loss in the first half of 2025 was $1.0 million, or $0.15 LPS, compared to a net loss of $23.5 million, or $0.91 LPS, in the prior year period. This $22.5 million year-over-year improvement in net loss primarily resulted from revenue growth, including strong organic growth, margin expansion, and a $9.7 million fair value gain related to the Series A-2 preferred stock redemption, partially offset by incremental interest and tax expenses. The $0.77 comparative period improvement in LPS primarily resulted from revenue growth, margin expansion, and the Series A-2 redemption, partially offset by an increase in weighted average diluted common shares outstanding.

In the first six months of 2025, Adjusted Net Income1 and Adj EPS1 were $32.7 million and $0.73, respectively, compared to the prior year period Adjusted Net Income1 and Adj EPS1 of $19.3 million and $0.37, respectively. Both Adjusted Net Income1 and Adj EPS1 increased primarily due to strong revenue growth, margin expansion, and the Series A-2 redemption, with Adj EPS1 in the current period also benefiting from lower dividends on the then outstanding Series A-2.

Consolidated Adjusted EBITDA1 for the first six months of 2025 was $58.6 million, compared to $40.2 million in the prior year period. The $18.4 million increase in Consolidated Adjusted EBITDA1 was primarily due to higher revenue in all three segments. Consolidated Adjusted EBITDA1 as a percentage of revenue increased 200 bps to 14.2% primarily due to strong operating performance in the Measurement & Analysis segment.

Operating Cash Flow, Liquidity and Capital Resources

Net cash provided by operating activities for the six months ended June 30, 2025, was $27.4 million compared to cash used in operating activities of $21.1 million in the prior year period. This $48.5 million improvement was primarily due to an increase in earnings before non-cash items of $22.5 million and improved working capital performance with a $21.9 million reduction in cash outflow. Cash flow in full-year 2025 is expected to increase significantly versus the prior year.

As of June 30, 2025, Montrose’s leverage ratio under the 2025 Credit Facility was 2.5x. As of June 30, 2025 Montrose had $242.8 million of available liquidity, including $10.5 million of cash and $232.3 million of availability on its revolving line of credit.

On July 1, 2025, the Company voluntarily fully redeemed all remaining issued and outstanding shares of Series A-2 held by an affiliate of Oaktree Capital. The Company used cash on hand and borrowings under its 2025 Credit Facility to redeem the outstanding stated value of Series A-2 Preferred Stock of $62.2 million and to pay $1.4 million of accrued and unpaid dividends thereon through the redemption date. Giving pro forma effect for the final redemption payment, the Company's leverage ratio was 2.99x.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, August 7, 2025, at 8:30 a.m. Eastern Time to discuss second quarter results. A question-and-answer session will follow the prepared remarks. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. Alternatively, to participate in the live call, dial (800) 715-9871 (toll-free in North America) or +1 (646) 307-1963 (international) approximately ten minutes before the scheduled start. When prompted, please provide the Conference ID: 8690520 to join the Montrose Second Quarter 2025 Earnings Conference Call. For those unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today and prepare for what's coming tomorrow. With ~3,500 employees across 120 locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, environmental emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024 as supplemented by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Adrianne D. Griffin

Senior Vice President, Investor Relations and Treasury

(949) 988-3383

ir@montrose-env.com

Media Relations:

Tammy Hovey
Director, Corporate Communications
(917) 520-2751

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$234,543	$173,325	$412,377	$328,650
Cost of revenues (exclusive of depreciation and amortization shown below)	132,802	104,086	241,208	200,643
Selling, general and administrative expense	73,683	59,239	139,915	116,313
Fair value changes in business acquisition contingencies	354	136	831	242
Depreciation and amortization	12,763	12,515	26,057	24,168
Income (loss) from operations	14,941	(2,651)	4,366	(12,716)
Other income (expense), net	9,171	(924)	8,323	(417)
Interest expense, net	(4,768)	(3,976)	(9,833)	(7,282)
Total other income (expense), net	4,403	(4,900)	(1,510)	(7,699)
Income (loss) before expense from income taxes	19,344	(7,551)	2,856	(20,415)
Income tax expense	988	2,619	3,859	3,112
Net income (loss)	$18,356	$(10,170)	$(1,003)	$(23,527)

Equity adjustment from foreign currency translation	(1,258)	35	(1,611)	—
Comprehensive income (loss)	17,098	(10,135)	(2,614)	(23,527)

Convertible and redeemable series A-2 preferred stock dividend	(1,400)	(2,750)	(4,150)	(5,564)
Net income (loss) attributable to common stockholders	16,956	(12,920)	(5,153)	(29,091)
Weighted average common shares outstanding
Basic	35,206	33,318	34,855	31,850
Diluted	43,455	33,318	34,855	31,850
Net income (loss) per share attributable to common stockholders
Basic	$0.48	$(0.39)	$(0.15)	$(0.91)
Diluted	$0.42	$(0.39)	$(0.15)	$(0.91)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash, cash equivalents and restricted cash	$10,484	$12,935
Accounts receivable, net	160,004	158,883
Contract assets	75,313	52,091
Prepaid and other current assets	15,117	14,090
Total current assets	260,918	237,999
Non-current assets
Property and equipment, net	61,122	63,776
Operating lease right-of-use asset, net	37,706	39,755
Finance lease right-of-use asset, net	23,825	19,643
Goodwill	468,981	467,789
Other intangible assets, net	139,844	152,756
Other assets	5,688	8,635
Total assets	$998,084	$990,353
Liabilities, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$66,647	$63,704
Accrued payroll and benefits	37,305	34,248
Business acquisitions contingent consideration, current	17,284	26,872
Current portion of operating lease liabilities	11,355	11,345
Current portion of finance lease liabilities	5,483	4,627
Current portion of long-term debt	8,688	17,866
Total current liabilities	146,762	158,662
Non-current liabilities
Business acquisitions contingent consideration, long-term	7,346	6,255
Other non-current liabilities	7,052	5,550
Deferred tax liabilities, net	16,414	13,312
Conversion option related to Series A-2 Preferred Stock	10,552	20,224
Operating lease liability, net of current portion	28,853	30,880
Finance lease liability, net of current portion	12,490	11,460
Long-term debt, net of deferred financing fees	264,555	204,818
Total liabilities	$494,024	$451,161
Commitments and contingencies
Convertible and redeemable series A-2 preferred stock $0.0001 par value
Authorized, issued and outstanding shares: 5,834 and 11,667 at June 30, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $62.2 million and $122.2 million June 30, 2025 and December 31, 2024, respectively	33,792	92,928
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at June 30, 2025 and December 31, 2024; issued and outstanding shares: 35,272,236 and 34,309,788 at June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in-capital	747,685	721,067
Accumulated deficit	(273,673)	(272,670)
Accumulated other comprehensive loss	(3,744)	(2,133)
Total stockholders’ equity	470,268	446,264
Total liabilities, convertible and redeemable series A-2 preferred stock and stockholders’ equity	$998,084	$990,353

MONTROSE ENVIRONMENTAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

(Unaudited)

	For the Six Months Ended June 30,
	2025	2024
Operating activities:
Net loss	$(1,003)	$(23,527)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision (recovery) for credit loss	5,482	(659)
Depreciation and amortization	26,057	24,168
Non-cash leases expense	6,119	5,429
Stock-based compensation expense	24,557	23,103
Fair value changes in financial instruments	(8,040)	905
Write off of deferred financing costs	913	—
Deferred income taxes	3,557	3,152
Other operating activities, net	1,671	723
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	(27,379)	(38,021)
Prepaid expenses and other current assets	(1,124)	(1,152)
Accounts payable and other accrued liabilities	(793)	(938)
Accrued payroll and benefits	3,057	(7,940)
Change in operating leases	(5,676)	(6,306)
Other assets	—	(64)
Net cash provided by (used in) operating activities	$27,398	$(21,127)
Investing activities:
Proceeds from corporate owned and property insurance	—	120
Purchases of property and equipment	(5,117)	(17,928)
Proceeds from the sale of property and equipment	39	2,069
Proprietary software development and other software costs	(2,804)	(1,736)
Purchase price true ups	(50)	—
Minority investments	—	(210)
Cash paid for acquisitions, net of cash acquired	—	(70,252)
Net cash used in investing activities	$(7,932)	$(87,937)
Financing activities:
Proceeds from revolving line of credit	216,025	202,771
Repayment of the revolving line of credit	(174,671)	(199,119)
Repayment of aircraft loan	(564)	(526)
Proceeds from term loan	200,000	50,000
Repayment of term loan	(189,219)	(3,906)
Payment of contingent consideration and other purchase price true ups	(4,400)	(525)
Repayment of finance leases	(6,070)	(3,105)
Payments of deferred financing costs	(2,189)	(348)
Proceeds from issuance of common stock for exercised stock options	77	1,375
Proceeds from issuance of common stock in follow-on offering, net of issuance costs	—	121,776
Proceeds from building sale leaseback	2,500	—
Dividend payment to the series A-2 stockholders	(2,750)	(5,564)
Redemption of series A-2 preferred stock	(60,000)	(60,000)
Net cash provided by (used in) financing activities	$(21,261)	$102,829
Change in cash, cash equivalents and restricted cash	(1,795)	(6,235)
Foreign exchange impact on cash balance	(656)	(100)
Cash, cash equivalents and restricted cash:
Beginning of year	12,935	23,240
End of period	$10,484	$16,905

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2025			2024
(in thousands, except %)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)
Assessment, Permitting and Response	$103,943	$27,555	26.5%	$53,444	$12,621	23.6%
Measurement and Analysis	62,795	18,298	29.1	54,812	12,359	22.5
Remediation and Reuse	67,805	10,030	14.8	65,069	8,929	13.7
Total Reportable Segments	$234,543	$55,883	23.8%	$173,325	$33,909	19.6%
Corporate and Other		$(16,298)	(6.9)%		$(10,593)	(6.1)%

	Six Months Ended June 30,
	2025			2024
(in thousands, except %)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Adjusted EBITDA Margin(2)
Assessment, Permitting and Response	$157,063	$38,127	24.3%	$112,024	$28,901	25.8%
Measurement and Analysis	121,825	32,071	26.3	100,306	18,863	18.8
Remediation and Reuse	133,489	15,957	12.0	116,320	13,940	12.0
Total Reportable Segments	$412,377	$86,155	20.9%	$328,650	$61,704	18.8%
Corporate and Other		$(27,540)	(6.7)%		$(21,466)	(6.5)%

_____________________________________

(1)
To evaluate segment profit, the Company’s Chief Operating Decision Maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Represents Segment Adjusted EBITDA as a percentage of Segment Revenues.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic and Diluted Adj EPS represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adj EPS are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2025. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the Series A-2 Preferred Stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

Montrose Environmental Group, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$18,356	$(10,170)	$(1,003)	$(23,527)
Amortization of intangible assets (1)	7,326	7,137	15,716	14,566
Stock-based compensation (2)	10,834	11,831	24,557	23,103
Acquisition costs (3)	325	1,082	1,036	3,607
Fair value changes in financial instruments (4)	(9,256)	1,202	(8,040)	905
Expenses related to financing transactions (5)	297	95	274	239
Fair value changes in business acquisition contingencies (6)	354	136	831	242
Discontinued Specialty Lab (7)	—	—	—	596
Other losses and expenses (8)	156	30	1,211	511
Tax effect of adjustments (9)	(1,018)	(543)	(1,873)	(922)
Adjusted Net Income	$27,374	$10,800	$32,709	$19,320
Preferred dividends Series A-2	(1,400)	(2,750)	(4,150)	(5,564)
Adjusted Net Income attributable to stockholders	$25,974	$8,050	$28,559	$13,756

Net Income (Loss) per share attributable to stockholders	$0.48	$(0.39)	$(0.15)	$(0.91)
Basic Adjusted Net Income per share (10)	$0.74	$0.24	$0.82	$0.43
Diluted Adjusted Net Income per share (11)	$0.63	$0.20	$0.73	$0.37

Weighted average common shares outstanding	35,206	33,318	34,855	31,850
Fully diluted shares (12)	43,455	39,576	44,664	37,631

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees. As of December 31, 2024, the performance-based stock appreciation rights granted to the Company's management in 2021 were cancelled and therefore, not included in the stock-based compensation expenses thereafter.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(4)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(5)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(7)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(8)
Amounts for the three and six months ended June 30, 2025 consist primarily of non-recurring costs incurred to restructure the Company's renewable energy business, third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions. Amounts for the three and six months ended June 30, 2024 consist of costs associated with a lease abandonment.
(9)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of June 30, 2025.
(10)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(11)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.
(12)
The fully diluted share count increased year-over-year primarily due to a higher number of share equivalents related to the Series A-2 Preferred Stock due to lower common stock share price of $21.89 as of June 30, 2025, compared to $44.56 as of June 30, 2024, causing a higher conversion rate from the A-2 Preferred Stock to common shares.

Montrose Environmental Group, Inc.

Reconciliation of Net Income (Loss) to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$18,356	$(10,170)	$(1,003)	$(23,527)
Interest expense	4,768	3,976	9,833	7,282
Income tax expense	988	2,619	3,859	3,112
Depreciation and amortization	12,763	12,515	26,057	24,168
EBITDA	$36,875	$8,940	$38,746	$11,035
Stock-based compensation (1)	10,834	11,831	24,557	23,103
Acquisition costs (2)	325	1,082	1,036	3,607
Fair value changes in financial instruments (3)	(9,256)	1,202	(8,040)	905
Expenses related to financing transactions (4)	297	95	274	239
Fair value changes in business acquisition contingencies (5)	354	136	831	242
Discontinued Specialty Lab (6)	—	—	—	596
Other losses and expenses (7)	156	30	1,211	511
Consolidated Adjusted EBITDA	$39,585	$23,316	$58,615	$40,238

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees. As of December 31, 2024, the performance-based stock appreciation rights granted to the Company's management in 2021 were cancelled and therefore, not included in the stock-based compensation expenses thereafter.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(7)
Amounts for the three and six months ended June 30, 2025 consist primarily of non-recurring costs incurred to restructure the Company's renewable energy business, third-party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions. Amounts for the three and six months ended June 30, 2024 consists of costs associated with a lease abandonment.